PERFORMANCE CALCULATION

                  COLONIAL HIGH YIELD MUNICIPAL FUND - CLASS C

                             Inception Date: 8/1/97


                                INCEPTION TO DATE
                               8/1/97 TO 11/30/97

                          Standard                Non-Standard
                          --------                ------------


Initial Inv.              $1,000.00                $1,000.00

Amt. Invested             $1,000.00                $1,000.00
Initial NAV                  $10.32                   $10.32
Initial Shares               96.899                   96.899

Shares From Dist.             1.649                    1.649
End of Period NAV            $10.34                   $10.34

CDSC                           1.00%
Total Return                   0.90%                    1.90%

Average Annual
 Total Return                   N/A                      N/A